Exhibit 99.1

Gevo Reports First Quarter 2020 Financial Results

Gevo to Host Conference Call Today at 4:30 p.m. EDT/2:30 p.m. MDT

ENGLEWOOD, Colo. – May 12, 2020 - Gevo, Inc. (NASDAQ: GEVO) today announced financial results for the first quarter of 2020 and recent corporate highlights.

Recent Corporate Highlights

●

In May 2020, the two wind turbines that will supply up to 5.0 MW of fully renewable electricity to Gevo’s production facility located in Luverne, MN (the “Luverne Facility”) were placed into service. This new renewable source of electricity will enable Gevo to produce its advanced renewable fuels, including hydrocarbons, with a lower-carbon intensity in the future when Gevo resumes production operations at the Luverne Facility.

●

In April 2020, Gevo announced the engagement of Citigroup Global Markets, Inc. to assist Gevo in executing its strategy to finance production of its products using off-balance sheet, project financing structures.

●	In March, due to the impact that the COVID-19 virus had on the economy and Gevo’s industry, Gevo suspended production operations at its Luverne Facility for the foreseeable future.

●	Gevo continues to produce renewable isooctane (gasoline) and jet fuel in Silsbee, TX.

2020 First Quarter Financial Highlights

●	Ended the quarter with cash and cash equivalents of $9.3 million compared to $16.3 as of the end Q4 2019

●	Revenue of $3.8 million for the quarter compared to $6.4 million in Q1 2019

●	Hydrocarbon revenue decreased to $0.1 million for the quarter compared to $0.7 million in Q1 2019

●	Loss from operations of ($8.0) million for the quarter compared to ($5.6) million in Q1 2019

●	Non-GAAP cash EBITDA loss[1] of ($6.2) million for the quarter compared to ($3.8) million in Q1 2019

1 Cash EBITDA loss is a non-GAAP measure calculated by adding back depreciation and non-cash stock compensation to GAAP loss from operations. A reconciliation of cash EBITDA loss to GAAP loss from operations is provided in the financial statement tables following this release.

●	Net loss per share of ($0.64) for the quarter compared to ($0.60) in Q1 2019

●	Non-GAAP adjusted net loss per share[2] of ($0.59) for the quarter compared to ($0.63) in Q1 2019

Commenting on the first quarter of 2020 and recent corporate events, Dr. Patrick R. Gruber, Gevo’s Chief Executive Officer, said “We are focused on building our business for the long run. We continue to make and sell renewable premium gasoline and jet fuel. We’ve cut expenses, cut the burn. We are pleased to be working with Citigroup on our project financings. We are moving forward, and look forward to completing them. Building these projects off balance sheet, where we take the role of developer, licensor and operator, seems to make sense and is expected, once running, to provide attractive cash flows to Gevo and to project investors. Through the pandemic, we’ve seen green value hold, which is good for our business. We’ve seen interest increase in our fuels not just because they lower greenhouse gas emissions, but because they can help to lower particulate and sulfur pollution too. The air is clearing. That is all about the lack of smog from gasoline. Our technology delivers renewable isooctane for gasoline, not just jet fuel.”

First Quarter 2020 Financial Results

Revenue for the three months ended March 31, 2020 was $3.8 million compared with $6.4 million in the same period in 2019.

During the three months ended March 31, 2020, hydrocarbon revenue was $0.1 million compared with $0.7 million in the same period in 2019. Hydrocarbon sales decreased because of lower production volumes at the South Hampton Resources, Inc. facility in Silsbee, Texas. Gevo’s hydrocarbon revenue is comprised of sales of alcohol-to-jet fuel and isooctane.

During the first quarter of 2020, revenue derived at the Luverne Facility related to ethanol sales and related products was $3.7 million, a decrease of approximately $2.0 million from the same period in 2019. As a result of an unfavorable commodity environment during the three months ended March 31, 2020 compared with the same period ended March 31, 2019, we reduced our production of ethanol and distiller grains, which resulted in lower sales for the period.

Cost of goods sold was $8.1 million for the three months ended March 31, 2020, compared with $9.0 million in the same period in 2019, primarily as a result of decreased production of ethanol during the 2019 quarter. Production was decreased due to an unfavorable commodity environment, largely the result of greater corn costs as compared to national markets than the region has historically experienced. Cost of goods sold included approximately $6.5 million associated with the production of ethanol, isobutanol and related products and approximately $1.6 million in depreciation expense for the three months ended March 31, 2020.

2 Adjusted net loss per share is a non-GAAP measure calculated by adding back non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of our financial instruments, such as warrants, convertible debt and embedded derivatives, to GAAP net loss per share. A reconciliation of adjusted net loss per share to GAAP net loss per share is provided in the financial statement tables following this release.

Gross loss was $4.3 million for the three months ended March 31, 2020, versus a $2.6 million gross loss in the same period in 2019.

Research and development expense decreased by $0.4 million during the three months ended March 31, 2020 compared with the same period in 2019, due primarily to a decrease in personnel and consultant expenses.

Selling, general and administrative expense increased by $0.7 million during the three months ended March 31, 2020, compared with the same period in 2019, due primarily to an increase in personnel and consulting expenses, partially offset by a decrease in professional fees.

We incurred $0.3 million of restructuring expenses related to the termination of 30 employees in March 2020.

Loss from operations in the three months ended March 31, 2020 was $8.0 million, compared with a $5.6 million loss from operations in the same period in 2019.

Non-GAAP cash EBITDA loss3 in the three months ended March 31, 2020 was $6.2 million, compared with a $3.8 million non-GAAP cash EBITDA loss in the same period in 2019.

Interest expense in the three months ended March 31, 2020 was $0.5 million, a decrease of $0.2 million as compared to the same period in 2019, primarily due to a decline in deferred financing costs and original issue discounts compared to the same period last year.

Gevo incurred $0.7 million of legal and professional fees related to the refinancing of our 2020 Notes Payable during the first quarter of 2020.

In the three months ended March 31, 2020, Gevo recognized net non-cash loss totaling $0.1 million due to changes in the fair value of certain of our financial instruments, such as warrants and embedded derivatives.

Gevo incurred a net loss for the three months ended March 31, 2020 of $9.3 million, compared with a net loss of $6.1 million during the same period in 2019. Non-GAAP adjusted net loss4 for the three months ended March 31, 2020 was $8.5 million, compared with a non-GAAP adjusted net loss of $6.4 million during the same period in 2019.

3 Cash EBITDA loss is a non-GAAP measure calculated by adding back depreciation and non-cash stock compensation to GAAP loss from operations. A reconciliation of cash EBITDA loss to GAAP loss from operations is provided in the financial statement tables following this release.

4 Adjusted net loss is a non-GAAP measure calculated by adding back non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of our financial instruments, such as warrants, convertible debt and embedded derivatives, to GAAP net loss. A reconciliation of adjusted net loss to GAAP net loss is provided in the financial statement tables following this release.

Cash at March 31, 2020 was $9.3 million, and the total principal face value of outstanding debt was $14.4 million.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. EDT (2:30 p.m. MDT) will be Dr. Patrick R. Gruber, Chief Executive Officer, Carolyn M. Romero, Vice President—Controller, and Geoffrey T. Williams, Jr., General Counsel. They will review Gevo’s financial results and provide an update on recent corporate highlights.

To participate in the conference call, please dial 1 (833) 729-4776 (inside the U.S.) or 1 (830) 213-7701 (outside the U.S.) and reference the access code 9973468# or through the event weblink https://edge.media-server.com/mmc/p/u2xy5aup.

A replay of the call and webcast will be available two hours after the conference call ends on May 12, 2020. To access the replay, please dial 1 (855) 859-2056 (inside the US) or 1 (404) 537-3406 (outside the US) and reference the access code 9973468#. The archived webcast will be available in the Investor Relations section of Gevo’s website at www.gevo.com.

About Gevo

Gevo is a growth-oriented renewable fuels company that is commercializing the next generation of renewable low-carbon liquid transportation fuels with the potential to achieve “net zero” greenhouse gas (“GHG”) footprint and address global needs of reducing GHG emissions with sustainable alternatives to petroleum fuels. As next generation renewable fuels, Gevo’s hydrocarbon transportation fuels have the advantage of being “drop-in” substitutes for conventional fuels that are derived from crude oil, working seamlessly and without modification in existing fossil-fuel based engines, supply chains and storage infrastructure. In addition to the potential of net zero carbon emissions across the whole of the fuel life-cycle, Gevo’s renewable fuels eliminate other pollutants associated with the burning of traditional fossil fuels such as particulates and sulfur, while delivering superior performance. Gevo believes that the world is substantially under-supplied with low-carbon, drop-in renewable fuels that can be immediately used in existing transportation engines and infrastructure, and Gevo is uniquely positioned to grow in serving that demand.

Learn more at www.gevo.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, Gevo’s wind projects, Gevo’s ability to successfully finance its operations and growth projects, Gevo’s ability to achieve cash flow from its planned projects, the ability of Gevo’s products to contribute to lower greenhouse gas emissions, particulate and sulfur pollution and other statements that are not purely statements of historical fact. These forward-looking statements are made based on the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2019 and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

Non-GAAP Financial Information

This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), including non-GAAP cash EBITDA loss, non-GAAP adjusted net loss and non-GAAP adjusted net loss per share. Non-GAAP cash EBITDA excludes depreciation and non-cash stock-based compensation. Non-GAAP adjusted net loss and adjusted net loss per share excludes non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of Gevo’s financial instruments, such as warrants, convertible debt and embedded derivatives. Management believes these measures are useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Gevo, Inc.

Condensed Consolidated Balance Sheets Information

(Unaudited, in thousands, except share and per share amounts)

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$9,289	$16,302
Accounts receivable	152	1,135
Inventories	2,680	3,201
Prepaid expenses and other current assets	3,838	3,590
Total current assets	15,959	24,228

Property, plant and equipment, net	65,855	66,696
Investment in Juhl	1,500	1,500
Deposits and other assets	848	935

Total assets	$84,162	$93,359

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$4,477	$5,678
2020/21 Notes (current), net	14,050	—
2020 Notes (current), net	—	13,900
2020/21 Notes embedded derivative liability	100	—
Loans payable – other (current)	375	516
Total current liabilities	19,002	20,094

Loans payable – other (long-term)	232	233
Other long-term liabilities	435	528
Total liabilities	19,669	20,855

Commitments and Contingencies

Stockholders' Equity
Common Stock, $0.01 par value per share; 250,000,000 authorized, 14,614,890 and 14,083,232 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively.	145	141
Additional paid-in capital	531,587	530,349
Accumulated deficit	(467,239)	(457,986)
Total stockholders' equity	64,493	72,504

Total liabilities and stockholders' equity	$84,162	$93,359

Gevo, Inc.

Condensed Consolidated Statements of Operations Information

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2020	2019
Revenue
Ethanol sales and related products, net	$3,700	$5,664
Hydrocarbon revenue	125	739
Total revenues	3,825	6,403

Cost of goods sold	8,139	8,961

Gross loss	(4,314)	(2,558)

Operating expenses
Research and development expense	580	978
Selling, general and administrative expense	2,783	2,092
Restructuring expenses	299	—
Total operating expenses	3,662	3,070

Loss from operations	(7,976)	(5,628)

Other income (expense)
Interest expense	(545)	(755)
(Loss) on modification of 2020 Notes	(669)	—
Gain from change in fair value of derivative warrant liability	7	1
Gain from change in fair value of 2020/21 Notes and 2020 Notes embedded derivative liability	(100)	246
Other income (expense)	30	—
Total other income (expense), net	(1,277)	(508)

Net loss	$(9,253)	$(6,136)

Net loss per share - basic and diluted	$(0.64)	$(0.60)

Weighted-average number of common shares outstanding - basic and diluted	14,472,798	10,153,873

Gevo, Inc.

Condensed Consolidated Statements of Stockholders’ Equity Information

(Unaudited, in thousands, except share amounts)

	Common Stock		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Equity

Balance, December 31, 2019	14,083,232	$141	$530,349	$(457,986)	$72,504

Issuance of common stock, net of issuance costs	425,776	4	902	—	906
Non-cash stock-based compensation	—	—	336	—	336
Issuance of common stock under stock plans, net of taxes	105,882	—	—	—	—
Net loss	—	—	—	(9,253)	(9,253)

Balance, March 31, 2020	14,614,890	$145	$531,587	$(467,239)	$64,493

Balance, December 31, 2018	8,640,583	$86	$518,027	$(429,326)	$88,787

Issuance of common stock, net of issue costs	3,224,941	33	9,611	—	9,644
Non-cash stock-based compensation	—	—	234	—	234
Net loss	—	—	—	(6,136)	(6,136)

Balance, March 31, 2019	11,865,524	$119	$527,872	$(435,462)	$92,529

Gevo, Inc.

Condensed Consolidated Cash Flow Information

(Unaudited, in thousands)

	Three Months Ended March 31,
	2020	2019
Operating Activities
Net loss	$(9,253)	$(6,136)
Adjustments to reconcile net loss to net cash used in operating activities:
(Gain) from change in fair value of derivative warrant liability	(7)	(1)
Loss (gain) from change in fair value of 2020/21 Notes and 2020 Notes embedded derivative liability	100	(246)
Stock-based compensation	172	263
Depreciation and amortization	1,649	1,612
Non-cash lease expense	15	12
Non-cash interest expense	150	410
Changes in operating assets and liabilities:
Accounts receivable	983	(599)
Inventories	520	(21)
Prepaid expenses and other current assets, deposits and other assets	(167)	157
Accounts payable, accrued expenses and long-term liabilities	(1,150)	(1,159)
Net cash used in operating activities	(6,988)	(5,708)

Investing Activities
Acquisitions of property, plant and equipment	(777)	(2,204)
Net cash used in investing activities	(777)	(2,204)

Financing Activities
Debt and equity offering costs	(52)	(234)
Proceeds from issuance of common stock, net of commissions	958	9,878
Payments of loans payable - other	(154)	—
Net cash provided by financing activities	752	9,644

Net (decrease) increase in cash and cash equivalents	(7,013)	1,732

Cash, cash equivalents, and restricted cash
Beginning of period	16,302	33,734

End of period	$9,289	$35,466

Gevo, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
Non-GAAP Cash EBITDA:	2020	2019

Loss from operations	$(7,976)	$(5,628)
Depreciation and amortization	1,649	1,612
Non-cash stock-based compensation	172	263

Non-GAAP cash EBITDA	$(6,155)	$(3,753)

Non-GAAP Adjusted Net Loss:

Net Loss	$(9,253)	$(6,136)
Adjustments:
(Loss) on modification of 2020 Notes	(669)	—
Gain from change in fair value of derivative warrant liability	7	1
(Loss) gain from change in fair value of 2020/21 and 2020 Notes embedded derivative liability	(100)	246
Total adjustments	(762)	247

Non-GAAP Net Income (Loss)	$(8,491)	$(6,383)

Weighted-average number of common shares outstanding - basic and diluted	14,472,798	10,153,873

Non-GAAP adjusted net loss per share - basic and diluted	$(0.59)	$(0.63)

Investor and Media Contact

Shawn M. Severson

Integra Investor Relations

+1 415-226-7747

gevo@integra-ir.com